EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ZAGG Inc:

We consent to the use of our reports dated March 24, 2011, except for the restatement of the effectiveness of internal control over financial reporting for the material weakness related to a lack of a sufficient number of accounting professionals with the necessary experience and training, which is as of January 27, 2012, with respect to the consolidated financial statements of ZAGG Inc and Subsidiaries and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report dated March 24, 2011, except for the restatement of the effectiveness of internal control over financial reporting for the material weakness related to a lack of a sufficient number of accounting professionals with the necessary experience and training, which is as of January 27, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2010, expresses our opinion that ZAGG Inc did not maintain effective internal control over financial reporting as of December 31, 2010 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to a lack of a sufficient number of accounting professionals with the necessary experience and training has been identified and included in management’s assessment.

/s/ KPMG LLP

Salt Lake City, Utah

January 27, 2012